Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zynerba Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-218638 and 333-213430) and Form S-8 (Nos. 333-216968, 333-216967, 333-207973, and 333-223597) of Zynerba Pharmaceuticals, Inc. of our report dated March 11, 2019, with respect to the consolidated balance sheets of Zynerba Pharmaceuticals, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2018 annual report on Form 10-K of Zynerba Pharmaceuticals, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 11, 2019